Exhibit 99.(a)(1)(E)

COHERENT, INC.

ELECTION/WITHDRAWAL FORM

THE OFFER EXPIRES AT 5 P.M., PACIFIC TIME, ON MAY 9, 2008,
UNLESS THE OFFER IS EXTENDED

Name:                                                                                                                    Employee ID:

Important:  Please read the offer documents, the AGREEMENT TO TERMS OF ELECTION/ WITHDRAWAL below and the INSTRUCTIONS TO ELECTION/WITHDRAWAL FORM FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER to this Election/Withdrawal form before completing and signing this page.

Indicate your decision to tender all of your eligible options identified below for amendment by checking the box below.  If you do not want to amend all of your eligible options, you do not have to do anything; however, your eligible options may be subject to the tax consequences of Section 409A (as described in the Offer to Amend).  If you have exercised any of the options listed below, those options are no longer eligible options.  Your election with respect to such exercised options will not be respected and you will not be entitled to any cash payment with respect to such exercised options.

AGREEMENT TO TERMS OF ELECTION/WITHDRAWAL

Plan	Grant Date	Option Number	Original Exercise Price Per Share	Number of Options Subject To Outstanding Option	Number of Options Subject to 409A/Eligible for Amendment	Actual Grant Date	Fair Market Value of Coherent Common Stock on Actual Grant Date	Cash Payment
$
$
$
$
$
$

IF YOU CHOOSE TO PARTICIPATE, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in the offer, please indicate your election by checking the box below.

☐                                    I hereby elect to have all of my eligible options amended pursuant to the terms set forth in the offer.

By electing to amend my eligible options by checking the box above, I understand and agree to all of the following:

1.  I hereby agree to amend my eligible options identified in accordance with the terms of the offer set forth in the Offer to Amend, dated April 8, 2008, of which I hereby acknowledge receipt.  Each eligible option will be amended on May 9, 2008, or, if the offer is extended, following the extended expiration date.

2.  The offer is currently set to expire at 5:00 p.m., Pacific Time, on May 9, 2008, unless Coherent, Inc., in its discretion, extends the period of time during which the offer will remain open.

3.  Except as otherwise provided below, the exercise price of each of my tendered Eligible options will be amended to increase the exercise price per share to the fair market value of a share of the common stock of Coherent, Inc. on the measurement date of such eligible option for financial reporting purposes.

4.  I will be entitled to receive a cash payment equal to 105% of the aggregate exercise price increase of my amended option.  This cash payment will be made on Coherent’s first payroll date in January 2009.  Under applicable tax rules, we cannot make this payment prior to 2009.

5.  If I cease to be employed by Coherent, Inc. or its subsidiaries after I elect to amend my eligible options, but before Coherent, Inc. accepts such option(s) for amendment, my eligible options will not be amended or replaced, and I will not be entitled to receive any cash payment.

6.  Until 5:00 p.m., Pacific Time, on May 9, 2008, I will have the right to withdraw my eligible options that I elected to have amended.  However, after that date I will have no withdrawal rights, unless Coherent, Inc. does not accept my tendered eligible options before June 3, 2008, the 40th business day after April 8, 2008, which is commencement of the offer.  I may then withdraw my tendered eligible options at any time prior to Coherent, Inc.’s acceptance of such options for amendment pursuant to the offer.

7.  The tender of my eligible options will constitute my acceptance of all of the terms and conditions of the offer.  Acceptance by Coherent, Inc. of my eligible options for amendment pursuant to the offer will constitute a binding agreement between Coherent, Inc. and me upon the terms and subject to the conditions of the offer.

8.  I am the registered holder of my eligible options tendered hereby, and my name, employee identification number and other information appearing on the cover page are true and correct.

9.  I am not required to tender my eligible options pursuant to the offer.  I will be solely responsible for any penalty taxes, interest payments or other liabilities I may incur under Section 409A (and applicable state tax laws) with respect to any eligible option that is not amended pursuant to the offer.

10.  Coherent, Inc. and/or the independent firms hired with respect to the offer cannot give me legal, tax or investment advice with respect to the offer and I have been advised to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the offer.

11.  Under certain circumstances set forth in the Offer to Amend, Coherent, Inc. may terminate or amend the offer and postpone its acceptance of my eligible options I have elected to amend.  Should the eligible options tendered herewith not be accepted for amendment, such option(s) will be returned to me promptly following the expiration or termination of the offer.

12.  I understand that if I do not clearly mark the box electing to amend all of my eligible options, none of my eligible options will be amended, I may be subject to the adverse tax consequences under Section 409A with respect to such options and I will not become entitled to the cash payments payable with respect to such options.

13.  I understand that if I elect to participate in the offer that my election, in combination with the acceptance of my election by Coherent for amendment, will constitute a binding agreement between Coherent, Inc. and me upon the terms and conditions of the offer.

14.  I understand that if I exercise any of the options listed above on my Election/Withdrawal form, those options are no longer eligible options.  I acknowledge that my election with respect to such exercised options will not be respected and I will not be entitled to any cash payment with respect to such exercised options.

Stock options which are eligible to be amended under the offer will remain subject to adverse tax consequences under Section 409A until the close of the offer and the official amendment of such options after that close date.  Therefore, if you exercise any discount options prior to the amendment of those discount options, you will be solely responsible for any taxes, penalties or interest you may incur under Section 409A.  Note that accepting the offer is not enough to have your options amended, the offer has to close and Coherent has to accept the tendered discount options for them to be amended and corrected.  If you exercise any discount options prior to receiving notification from Coherent that they have been amended, you may have adverse tax consequences.

IF YOU CHOOSE NOT TO PARTICIPATE, YOU AGREE TO ALL TERMS BELOW

If you do not want to participate in the offer, please indicate your election to decline or withdraw from the offer by checking the box below.

☐                                    I hereby decline the offer and elect not to amend my eligible options(s).

You may change your election to decline or withdraw from the offer by submitting a properly completed and signed Election/Withdrawal form prior to the expiration date which will be 5:00 p.m., Pacific Time, on May 9, 2008, unless we extend the offer.

If you have read the above referenced important documents describing the offer and have come to the conclusion that you do not wish to participate, please indicate your withdrawal by checking the box above.  We remind you that the choice not to participate may expose you to the adverse tax consequences of Section 409A.  Your choice not to participate may be changed up until 5:00 p.m., Pacific Time, on May 9, 2008, the expiration date of the offer, by re-logging in to this website and completing the Election/Withdrawal form according to the procedures detailed above.

I understand that neither Coherent, Inc. nor the Board of Directors of Coherent, Inc. is making any recommendation as to whether I should amend or refrain from amending my eligible options, and that I must make my own decision whether to tender my eligible options, taking into account my own personal circumstances and preferences.  I understand that the amended option(s) may decline in value when I decide to exercise such option(s).  I further understand that past and current prices of Coherent, Inc. common stock may provide little or no basis for predicting what the market price of Coherent, Inc. common stock will be when Coherent, Inc. amends my tendered eligible options or at any other time in the future.

Please read the offering documents, this Election/Withdrawal form, the AGREEMENT TO TERMS OF ELECTION/WITHDRAWAL and the INSTRUCTIONS TO ELECTION/WITHDRAWAL FORM.

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SIGNATURE OF OPTION HOLDER

PLEASE IGNORE THIS SIGNATURE PAGE IF YOU ARE MAKING YOUR ELECTION VIA THIS OFFER WEBSITE.  HOWEVER, IF YOU CHOOSE TO TURN IN A PAPER ELECTION/WITHDRAWAL FORM, YOU WILL NEED TO FILL OUT THIS SIGNATURE PAGE IN ORDER TO HAVE YOUR ELECTION PROCESSED PROPERLY.

Date: , 2008
(Signature of Option Holder or Authorized Signatory)

(Name, please print in full)

Address (if different than on cover page)

Office Telephone: ( )

Email address:

Coherent User Name (see cover page):

If you are not able to submit your Election/Withdrawal form electronically via the offer website as a result of technical failures of the website, such as the website being unavailable or the website not accepting your election, or if you otherwise do not have access to the offer website for any reason (including lack of internet services), you must complete a paper Election/Withdrawal form and return it to the Company via fax to Ron Victor at (408) 970-9998 before 5:00 p.m., Pacific Time, on May 9, 2008.  To obtain a paper Election/Withdrawal form, please either print this Election/Withdrawal form or please contact the Coherent Tender Offer Help Desk by email at 409AOffer@coherent.com.

To help (i) explain the potential adverse tax impact of Section 409A, (ii) explain how Coherent is addressing the situation and the choices you have, and (iii) answer other questions you may have, you may log on to https://coherent.equitybenefits.com/ to view a recorded informational presentation fully explaining the offer.  If you have general questions about the terms of this offer, you may direct your questions via email to the Coherent Tender Offer Help Desk at 409AOffer@coherent.com or by phone at (408) 817-5900.

Coherent, Inc. has prepared communications regarding the offer and PricewaterhouseCoopers LLP will provide general tax information regarding the offer.  Neither Coherent, Inc. nor PricewaterhouseCoopers LLP will provide tax advice specific to an individual’s circumstances or make any recommendation.  We strongly recommend that you discuss the personal tax consequences of the offer with your financial, legal and/or tax advisors.

DELIVERY OF A PAPER ELECTION/WITHDRAWAL FORM OTHER THAN VIA FACSIMILE WILL NOT BE GIVEN EFFECT, UNLESS YOU SUBMIT YOUR ELECTION/ WITHDRAWAL FORM ELECTRONICALLY VIA THE OFFER WEBSITE.